Exhibit 99.7

CONSENT OF AQUILO PARTNERS

We hereby consent to the inclusion of our opinion letter, dated February 22, 2023 (the “Opinion Letter”), addressed to the Board of Directors of Infinity Pharmaceuticals, Inc. (the “Company”), included as Annex C to the joint proxy statement/prospectus contained in that certain registration statement on Form S-4 (the “Registration Statement”) of MEI Pharma, Inc. (“MEI”), relating to the proposed agreement and plan of merger involving MEI and the Company, and references made to our opinion under the captions “The Merger – Opinion of Infinity Financial Advisor” and “The Merger – Summary of Certain Infinity Unaudited Prospective Financial Information” in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Aquilo Partners

Aquilo Partners

San Francisco, California

April 27, 2023